Exhibit 2: Consolidated Income Statement
(Third Quarter)

	Ch$ millions			US$ millions (1)
	3Q03	3Q04	% Change	3Q03	3Q04	% Change

Revenues	60,946	85,304	40.0%	92.2	140.1	51.9%
COGS	(53,762)	(73,636)	37.0%	(81.3)	(120.9)	48.7%
Gross Income	7,184	11,668	62.4%	10.9	19.2	76.3%
Gross Margin	11.8%	13.7%	-	11.8%	13.7%	-
SG&A	(5,421)	(5,543)	2.2%	(8.2)	(9.1)	11.0%
% sales	8.9%	6.5%	-	8.9%	6.5%	-
Operating Income	1,763	6,125	247.5%	2.7	10.1	277.2%
Operating Margin	2.9%	7.2%	-	2.9%	7.2%	-
Financial Income	331	223	-32.4%	0.5	0.4	-26.6%
Equity in Earning (Losses) of Related Companies	34	123	261.5%	0.1	0.2	292.4%
Other non-Operating Income	250	(127)	N/A	0.4	(0.2)	N/A
Financial Expenses	(3,550)	(2,211)	-37.7%	(5.4)	(3.6)	-32.4%
Positive Goodwill Amortization	(478)	(423)	-11.7%	(0.7)	(0.7)	-4.1%
Other non-Operating Expenses	(764)	(894)	16.9%	(1.2)	(1.5)	26.9%
Price-level Restatement	2,306	1,331	-42.3%	3.5	2.2	-37.3%
Non-Operating Results	(1,872)	(1,977)	5.6%	(2.8)	(3.2)	14.6%
Income (Loss) Before Income Taxes	(109)	4,148	N/A	(0.2)	6.8	N/A
Income Tax	(445)	(987)	121.5%	(0.7)	(1.6)	140.5%
Extraordinary Items	-	-	N/A	0.0	0.0	N/A
Minority Interest	93	(253)	N/A	0.1	(0.4)	N/A
Negative Goodwill Amortization	1	-	N/A	0.0	0.0	N/A
Net Income (Loss)	(461)	2,909	N/A	(0.7)	4.8	N/A

1 Exchange rate on September-04 2004 US$1.00 = 608,9
Exchange rate on September-04 2003 US$1.00 = 660,97